Exhibit 10.2

Confidential – Execution Version

For Settlement Purposes Only

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement (“Agreement”) is entered into effective as of January 22, 2009 (the “Effective Date”) between Plaintiffs and Counterdefendants Televisa, S.A. de C.V. and Grupo Televisa, S.A.B. (jointly, “Televisa”), on the one hand, and Defendant and Counterclaimant Univision Communications Inc. (“UCI”) and Counterclaimant Telefutura Network (jointly, “Univision”), on the other hand. Televisa and Univision are collectively referred to as the “Parties.”

This Agreement is made with reference to the following circumstances:

A. On May 9, 2005, Televisa, S.A. de C.V. filed its Complaint and Demand for Jury Trial in the United States District Court, Central District Court, entitled Televisa, S.A. de C.V. v. Univision Communications Inc., Case No. CV 05-3444 ABC (MANx) (the “Action”). On June 16, 2005, Televisa, S.A. de C.V. filed its First Amended Complaint and Demand for Jury Trial in the Action.

B. On August 15, 2005, UCI filed its Answer to Televisa’s First Amended Complaint, and Univision filed its Counterclaims and Demand for Jury Trial in the Action.

C. On January 31, 2006, Televisa filed its Answer to Univision’s Counterclaims in the Action.

D. On March 30, 2006, Televisa filed its Second Amended and Supplemental Complaint in the Action.

E. On May 5, 2006, UCI filed its Answer to Televisa’s Second Amended and Supplemental Complaint, and Univision filed its First Amended Counterclaims in the Action.

F. On June 22, 2006, Televisa filed its Answer to Univision’s First Amended Counterclaims in the Action.

G. On July 19 2006, Televisa, S.A. de C.V. filed a Complaint for Declaratory Relief in the Superior Court of the State of California, County of Los Angeles, entitled Televisa, S.A. de C.V. v. Univision Communications Inc., Case No. BC 355701 (“Televisa’s Internet Claim”), which is currently stayed.

H. On October 3, 2006, Univision filed its Second Amended Counterclaims in the Action.

I. On October 27, 2006, Televisa filed its Answer to Univision’s Second Amended Counterclaims in the Action.

J. On February 1, 2008, the Court entered an Order Regarding Dismissal Without Prejudice of Certain Claims by Televisa and Univision, Docket No. 305, in the Action (“First Dismissal of Claims Without Prejudice”).

K. On February 22, 2008, the Court entered an Order for Stipulation Re Televisa’s Claim of Breach With Respect to Univision’s Agreement with RCN Television, S.A., Docket No. 370, in the Action (“RCN Order”).

L. On April 8, 2008, the Court entered an Order Re Second Stipulation Regarding Dismissal Without Prejudice of Certain Claims by Televisa and Univision, Docket No. 450 (“Second Dismissal of Claims Without Prejudice”) (the “First Dismissal of Claims Without Prejudice” and “Second Dismissal of Claims Without Prejudice” collectively referred to herein as “Claims Dismissed Without Prejudice”).

M. On April 22, 2008, the Court bifurcated the trial on Univision’s Tenth Claim for Relief in its Second Amended Counterclaims (as set forth in Paragraphs 112 through 117 therein) filed in this Action (the claims and positions of each party herein referred to as the “Internet Issue”), and, on December 30, 2008, ordered that the trial on the Internet Issue shall commence on March 3, 2009.

N. On December 22, 2008, the Parties executed the Joint Stipulation of Facts, filed in this Action on January 2, 2009 (“Fact Stipulation”), which is attached hereto as Exhibit “A.”

The Parties desire now to address and resolve the foregoing; accordingly, upon execution of this Agreement and upon execution of a Third Amended and Restated Program License Agreement between the Parties (“Third PLA”) and of an amendment to the agreement, dated as of January 15, 2009, made by and between Grupo Televisa, S.A.B. and UCI, regarding the Soccer Games, as defined therein (“Amended Soccer Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Payment

1.1. Univision shall pay Televisa the sum of US$3.5 million in cash upon execution of the Agreement.

1.2. Univision shall withdraw its “under protest” designation for every payment listed on Exhibits G, H, J through R, and U of the Fact Stipulation, to the extent the “under protest” designation was not already withdrawn, and shall withdraw any “under protest” designation or any condition on any payment made to Televisa by Univision from the beginning of time to the Effective Date.

2. Dismissals With Prejudice

2.1. Upon receipt of the payment set forth in Paragraph 1.1 above, Televisa shall dismiss all of its claims against Univision in this Action with prejudice (including the Claims Dismissed Without Prejudice), except for Televisa’s Internet Claim and the Internet Issue. No dismissal with prejudice of any such claim shall in any way operate to apply to future conduct of the Parties under the Third PLA, the Amended Soccer Agreement, and any other agreement between the Parties as set forth in Paragraph 6 below, or in any way affect Televisa’s defense to Univision’s Tenth Claim for Relief in its Second Amended Counterclaims in this action.

2.2. Univision shall dismiss all of its counterclaims against Televisa in this Action (including but not limited to the counterclaims described in Paragraphs 9 and 21 and Exhibits I and S of the Fact Stipulation) with prejudice (including the Claims Dismissed Without Prejudice), except for its counterclaim asserting the Internet Issue. No dismissal with prejudice of any such claim shall in any way operate to apply to future conduct of the Parties under the Third PLA, the Amended Soccer Agreement, and any other agreement between the Parties as set forth in Paragraph 6 below, or in any way affect Univision’s defense to Televisa’s Internet Claim.

3. Releases

The Parties release each other as follows:

3.1. Televisa Release. Televisa unconditionally and irrevocably fully, finally and forever waives, release, remise, acquit and discharge Univision and each of its directors, managing agents, agents, representatives, attorneys, heirs, assignors and assignees, bankers, accountants and all persons and entities acting or claiming by, through, under, or in concert with it or any of them, from and against all claims, interests, demands, debts, obligations, damages, liabilities, breaches of duty, costs, expenses, causes of action, lawsuits, administrative claims, judgments or injunctions, all of any nature whatsoever, from the beginning of time to the Effective Date, whether known or unknown, in law or in equity, contractual or tortious or statutory, suspected or unsuspected, and whether arising out of any act, breach of duty, omission or occurrence on the part of or attributable to any of them, of any kind whatsoever, which were asserted in this Action or arising out of the Second Amended and Restated Program License Agreement, dated December 19, 2001 (“2001 PLA”) (“Televisa Release”), except as set forth in Paragraph 8 below. The Televisa Release does not include Televisa’s Internet Claim, Televisa’s defenses to the Internet Issue, the Internet Issue, and the rights, obligations, and any claims under this Agreement, the Third PLA, the Amended Soccer Agreement, and any other agreement between the Parties as set forth in Paragraph 6 below.

3.2. Univision Release. Univision unconditionally and irrevocably fully, finally and forever waives, release, remise, acquit and discharge Televisa and each of its directors, managing agents, agents, representatives, insurers, attorneys, heirs, assignors and assignees, bankers, accountants and all persons and entities acting or claiming by, through, under, or in concert with it or any of them, from and against all claims, interests, demands, debts, obligations, damages, liabilities, breaches of duty, costs, expenses, causes of action, lawsuits, administrative claims, judgments or injunctions, all of any nature whatsoever, from the beginning of time to the Effective Date, whether known or unknown, in law or in equity, contractual or tortious or statutory, suspected or unsuspected, and whether arising out of any act, breach of duty, omission or occurrence on the part of or attributable to any of them, of any kind whatsoever, which were asserted in this Action or arising out of the 2001 PLA (“Univision Release”), except as set forth in Paragraph 8 below. The Univision Release does not include Televisa’s Internet Claim, the Internet Issue, and the rights, obligations, and any claims under this Agreement, the Third PLA, the Amended Soccer Agreement, and any other agreement between the Parties as set forth in Paragraph 6 below.

4. Section 1542 Waiver

It is the intention of the Parties in entering into this Agreement that this Agreement shall be effective according to its terms and that the Televisa Release and the Univision Release shall each be unconditionally and irrevocably effective as a waiver, release and discharge of, and bar to, all claims of any nature whatsoever encompassed within their respective scope. In furtherance of this intention, the Parties acknowledge and agree that they have been advised of the existence of Civil Code section 1542 which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The parties knowingly, voluntarily, irrevocably, unconditionally, fully and forever, waive and release the provisions of Section 1542, as well as any other statute, law, or rule of similar effect, and acknowledges and agrees that this waiver is an essential and material term of this Agreement, without which the Parties would not have agreed to this Agreement, the Televisa Release and the Univision Release.

5. Known and Unknown Circumstances

The Parties acknowledge that they may hereafter discover facts, contracts, matters, events, circumstances or omissions different from, in addition to, or unknown or unsuspected, to those which they now know or believe to be true at the time they entered into this Agreement, or the Televisa Release, or the Univision Release, and which if known by them at the time might have materially affected their decision to enter into this Agreement, the Televisa Release, and the Univision Release. The Parties acknowledge and agree that by reason of this Agreement, the Televisa Release and the Univision Release, they are assuming the risk of such unknown contracts, facts, matters, events, circumstances or omissions and unknown and unsuspected claims based thereon. The Parties further acknowledge and agree that this Agreement, the Televisa Release and the Univision Release shall nonetheless be and remain fully effective, each according to its terms, regardless of what the Parties know or suspect or do not know or suspect to exist in or against their favor at the time of executing this Agreement.

6. Other Agreements

The Dismissals, Televisa Release, and Univision Release of this Agreement are not intended to and do not affect the continued existence or terms of, or the rights and obligations of the parties under, any agreements between the Parties (or their respective affiliates) other than the 2001 PLA, including but not limited to this Agreement, the Third PLA, the Amended Soccer Agreement, the Amended and Restated International Program Rights Agreement, dated

December 19, 2001, by and between UCI, Grupo Televisa, S.A., and Venevision International, Inc.; the Limited Liability Company Agreement of Spanish Subscription Television LLC, dated as of April 28, 2003, between UCI and Televisa Pay-TV Venture, Inc., as amended; the Channel License Agreement, dated as of April 28, 2003, by and between Visat, S.A. de C.V. and Spanish Subscription Television LLC; and the Participation Agreement, dated as of October 2, 1996, by and among UCI, A. Jerrold Perenchio, Grupo Televisa, S.A., Gustavo A. Cisneros, Ricardo J. Cisneros, and Corporacion Venezolana de Television (to the extent still in effect).

7. Pending Internet Dispute

Contemporaneous herewith, the parties have entered into the Third PLA. That Agreement contains provisions pertaining to the rights of the parties with respect to the Internet Issue that are intended to maintain the parties’ respective positions as they existed under the 2001 PLA. Nevertheless, for the avoidance of doubt, in trying the Internet Issue, the parties agree that, notwithstanding their having entered into the Third PLA, determination of the Internet Issue shall continue to be controlled by the provisions of the 2001 PLA as they existed prior to execution of the Third PLA and accordingly the Third PLA shall be inadmissible in the trial of the Internet Issue and with respect to Televisa’s Internet Claim.

8. Pending Movie Dispute

The Parties acknowledge that they have had a dispute as to Univision’s rights under the 2001 PLA to movies co-produced by Televisa or produced by third parties to which Televisa obtained rights in the Territory prior to the date hereof and continues to have such rights (Univision’s Second Amended Counterclaims, Counts I & II as applicable). Consistent with Paragraph 2 herein, which in any event controls, Univision will dismiss this claim, including any demand for damages, but has stated that it intends to seek a declaration that such co-produced and third-party produced movies are Programs within the meaning of the 2001 PLA. Televisa disputes Univision’s position. The parties have agreed that Univision’s demand for such a declaration may only be submitted for determination pursuant to the provisions set forth in Paragraph 12 herein. The parties further agree that Univision will not suffer (nor will it seek recompense for) any damages related to Televisa’s failure to license to Univision such movies prior to a final determination as to Univision’s rights with respect to such movies. Nothing in this paragraph shall affect or in any way limit the right and ability of the parties to seek a declaration as to any other issue that may arise as to their rights and obligations under the Third PLA, the Amended Soccer Agreement, and any other agreement between the Parties as set forth in Paragraph 6 above.

9. Attorneys Fees and Costs

Each Party shall bear its own attorneys fees and costs in the Action.

10. No Conflicting Interest

Each of the Parties unconditionally and irrevocably represents, warrants and covenants that: (a) it owns and controls the claims released by this Agreement, none of the claims released by this Agreement have been assigned to any other person or entity, and no other person or entity has any interest in the claims released by this Agreement; and (b) should any other person or entity assert any interest with respect to any of the claims released by this Agreement, the Parties, as applicable, shall defend, indemnify and hold harmless the other Party against such claim for all costs of defense, litigation, settlement and judgment, including but not limited to attorney’s fees, expert’s fees, consultant’s fees, statutory costs, other costs, interest, settlement amounts, judgment amounts, bond amounts, appellate proceedings and all other like or related costs.

11. Integrated and Complete Agreement

Each of the Parties unconditionally and irrevocably represents, warrants and covenants that: (a) in entering into and agreeing to be bound by this Agreement, it does not rely upon nor has it relied upon any assurance, representation, warranty, negotiation, understanding, promise, agreement, statement or other conduct not expressly set forth in writing in this Agreement by or attributable to any of the Parties, including but not limited to, regarding the subject matter or effect of this Agreement; (b) this Agreement sets forth the entirety of the Parties’ agreement regarding the subject matter and effect of this Agreement; (c) this Agreement supersedes and replaces all prior assurances, representations, warranties, negotiations, understandings, promises, agreements, statements and other conduct regarding the subject matter and effect of this Agreement; and (d) except as expressly set forth in writing in this Agreement, there are no assurances, representations, warranties, understandings, promises, agreements, statements or other conduct regarding the subject matter and effect of this Agreement.

12. Governing Law, Jurisdiction, Venue and Enforcement

This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed pursuant to and under the substantive laws of the State of California without reference to the principles of conflicts of law. Televisa and Univision agree that any claims related to or arising under this agreement may only be submitted for determination pursuant to California Code of Civil Procedure § 638 by a private judge to be selected pursuant to the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Rules”) and the parties agree to cooperate together to obtain expedited resolution of such proceeding and hereby waive any right of appeal of the determination by such private judge.

13. Benefited and Encompassed Persons and Entities

This Agreement shall inure to the benefit and burden of each of the Parties and each and all of their respective heirs, administrators, representatives, executors, successors, affiliates, predecessors in interest, successors in interest, assignees, lawyers, accountants, members, partners, directors, shareholders, employees, officers, investigators, spouses, estate planning vehicles, trusts and any and all other persons and entities now, heretofore or hereafter having any involvement or interest whatsoever with respect to the subject matter of this Agreement and/or who has acted in any manner on behalf or attributable to any of the Parties.

14. Independent Counsel Advice and Authority

Each of the Parties unconditionally and irrevocably represents, warrants and covenants that: (a) it has fully consulted with independent counsel of its choosing with respect to the meaning, impact and scope of each of the provisions of this Agreement and the benefits and consequences of entering into and being bound by this Agreement; (b) it has read, understands, accepts and agrees to each of the provisions of this Agreement; (c) it voluntarily and without duress of any kind enters into this Agreement; (d) it has the capacity and authority to enter into and be bound by this Agreement; (e) by entering into and being bound by this Agreement, it is not in breach or contravention of any other agreement or duty with, to or of any other person or entity; and (f) that each person signing this Agreement in a representative capacity is duly authorized to do so.

15. No Amendment or Waiver Except In Writing

No supplement, modification or amendment of this Agreement shall be effective or binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision, whether or not similar, nor shall any one waiver constitute a continuing waiver. No waiver shall be effective or binding unless executed in writing by the party making and burdened by such waiver.

16. Counterparts and Signatures

This Agreement may be executed in one or more duplicate original counterparts, each of which shall be deemed an original, but all of which shall together constitute but one and the same instrument. Signatures delivered by email or telecopy shall have the same effect as the manual original signatures.

17. Interpretation

The wording of this Agreement is the result of the joint effort and agreement of the Parties, shall be construed as a whole according to its fair meaning, and shall not be construed for or against any one of the Parties. As used in this Agreement, the terms “and” and “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires, and masculine, feminine and neuter shall be deemed interchangeable and inclusive. The headings of the paragraphs of this Agreement are for purposes of convenience only, and shall not affect or govern the interpretation of the provisions of this Agreement. Should any of the provisions of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement; provided, however, that (i) the result does not materially alter the overall scope and effect of this Agreement, and (ii) the result does not deprive any of the Parties of the benefit and consideration to it/him under this Agreement.

18. No Admissions or Ratifications

This Agreement effects the settlement of claims which are denied and contested, and nothing contained in this Agreement shall be construed as an admission by any of the Parties of any liability of any kind to the other, all of which are denied, nor as an admission or ratification by any of the Parties that any past conduct or activities by the other Party that were the subject of the Action or of this Agreement were appropriate, proper, or acceptable.

19. Authority

Each of the Parties unconditionally and irrevocably represents, warrants and covenants that it has the authority and power to enter into and be bound by this Agreement and that the person signing on its behalf is authorized to do so.

20. Further Assurances

The Parties represent and warrant that they will take all steps reasonably necessary to effectuate, enforce and evidence the provisions of this Agreement.

21. Notice

Any Notice or other communication required or permitted to be given under this Agreement shall be writing and shall be effective (i) when personally delivered during normal business hours to the addressee at the address designated for such delivery, (ii) on the date of receipt specified in any return receipt if it shall have been deposited in the mails, certified or registered with return receipt requested and posted thereon fully prepaid, (iii) on the second Business Day after dispatch by Federal Express, DHL, or other recognized international courier service, addressed to the addressee at such address, upon confirmation of delivery, or (iv) on the next Business Day after it shall have been given by facsimile or email transmission with electronic answer back confirmation, whichever of the foregoing shall first occur. Except as hereafter may be noticed otherwise by any of the Parties or their counsel, the addresses for any such notice or other communication shall be the addresses as set forth below:

(a)	Televisa:

Grupo Televisa, S.A.B.

Attn.: Alfonso de Angoitia Joaquin Balcarcel

Avenida Vasco de Quiroga Num. 2000

Edificio A Piso 4

Colonia Zedec Santa Fe

01210 Mexico, D.F.

With a copy to:

Bingham McCutchen, LLP

Attn.: Marshall B. Grossman, Esq.

1620 26th Street, 4th Floor

Santa Monica, CA 90404

Wachtell Lipton Rosen & Katz

Attn: Herbert M. Wachtell, Esq.

51 W. 52nd Street

New York, NY 10019

(b)	Univision:

5999 Center Drive

Los Angeles, California 90045

Attn: Phyllis Verdugo

Tel: (310) 348-3677

With a copy to:

Keker & Van Nest LLP

Attn: John W. Keker, Esq.

710 Sansome Street

San Francisco, CA 94111-1704

Confidential – Execution Version

For Settlement Purposes Only

The Parties accordingly expressly so agree and enter into this Agreement as of the Effective Date.

Dated:	January 22, 2009	Televisa S.A. de C.V.

By:
Its:

By:
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Dated:	January 22, 2009	Grupo Televisa, S.A.B.

By:
Its:

By:
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Dated:	January 22, 2009	Univision Communications Inc. and Telefutura Network

By:
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